EXHIBIT 5.2

                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                             New York, NY 10022


                                               October 13, 1999


Cendant Corporation
Cendant Capital II
Cendant Capital III
Cendant Capital IV
Cendant Capital V
c/o Cendant Corporation
9 West 57th Street
New York, NY  10019


            Re:   Cendant Corporation; Cendant Capital II;
                  Cendant Capital III; Cendant Capital IV; Cendant Capital V,Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as special counsel to (1) Cendant Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, and (2) Cendant Capital II, Cendant Capital III, Cendant Capital IV and Cendant Capital V (each, a "Trust"and" collectively", the "Trusts" ), each a statutory business trust formed under the Business Trust Act of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-78447), filed with the Securities and Exchange Commission (the "Commission") on May 14, 1999 under the Securities Act of 1933, as amended (the "Act"), Amendment No. 1, thereto, filed with the Commission on July 12, 1999, and Amendment No. 2 thereto, filed with the Commission on October 13, 1999 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement") in connection with the public offering of certain securities of the Company and the Trusts. The Registration Statement relates to the registration under the Act of the following securities of the Company: (i) debentures (the "Debentures"), (ii) shares of common stock, $.01 par value per share ( the "Common Stock"), (iii) additional FELINE PRIDES (the "Additional FELINE PRIDES"), consisting of additional Income PRIDES (the "Additional Income PRIDES") and additional Growth PRIDES (the "Additional Growth PRIDES) and
(iv) new FELINE PRIDES (the "New FELINE PRIDES") consisting of new Income PRIDES (the "New Income PRIDES") and new Growth PRIDES (the "New Growth PRIDES). Each Additional Income PRIDES will consist of a Purchase Contract (a "Purchase Contract") to purchase a specific number of shares of Common Stock and a Preferred Security (as defined below) of the applicable Trust. Each Additional Growth PRIDES will consist of a Purchase Contract and a 1/20 interest in a U.S. Treasury Security maturing on February 15, 2001, with a face amount at maturity of $1,000 (each 1/20 interest, a "Treasury Security") Each New Income PRIDES will consist of a Purchase Contract and a Preferred Security. Each New Growth PRIDES will consist of a Purchase Contract and a Treasury Security. The Registration Statement also relates to the registration under the Act of Trust Originated Preferred Securities of each Trust (the "Preferred Securities"), having a stated liquidation amount per Preferred Security equal to $50, representing a preferred undivided beneficial interest in the assets of the applicable Trust and related guarantees of the Preferred Securities by the Company (the "Preferred Securities Guarantees"). Capitalized terms used but not defined herein are used as defined in the Registration Statement.

            The Preferred Securities of each Trust are to be issued pursuant to an Amended and Restated Declaration of Trust of such Trust, a form of which is attached as an exhibit to the Registration Statement (the "Declaration"), among the Company, as sponsor, Wilmington Trust Company, as the institutional trustee (in such capacity, the "Institutional Trustee") and as the Delaware trustee, and Michael P. Monaco and James E. Buckman, as regular trustees.

            This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

            In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust of Cendant Capital II, dated February 5, 1998, the certificate of trust of Cendant Capital III, dated February 5, 1998, the certificate of trust of Cendant Capital IV, dated August 20, 1999, and the certificate of trust of Cendant Capital V, dated August 20, 1999, each as filed with the Secretary of State of the State of Delaware; (ii) the Declarations (including the designation of the terms of the Preferred Securities annexed thereto) for each of the Trusts; and (iii) specimen certificates of each of the Preferred Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Trusts, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trusts and others.

            Members of our firm are admitted to the bar in the States of New York and Delaware, and we express no opinion as to the laws of any other jurisdiction.

            Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Preferred Securities have been duly authorized for issuance and, when issued, executed and authenticated in accordance with the terms of the applicable Declaration and delivered and paid for as contemplated by the prospectus supplement included in the Registration Statement, will be validly issued, fully paid and nonassessable, representing undivided beneficial interests in the assets of the applicable Trust. We bring to your attention, however, that the Preferred Securities holders may be obligated, pursuant to the applicable Declaration, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers of Preferred Securities and (ii) provide security and indemnity in connection with the requests of or directions to the Institutional Trustee to exercise its rights and powers under the applicable Declaration.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the prospectus supplement included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                              Very truly yours,


                              SKADDEN, ARPS, SLATE, MEAGHER
                                 & FLOM LLP